Exhibit 99.1

News Release
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Reports Record Sales and Earnings Per
Share for the Second Quarter Ended June 2007
Sales increased 13.6%; earnings per share increased 11.4%; 2.2 million shares repurchased,
Cascade Controls Corporation acquired.
Contact: Stephen A. Van Oss, Senior Vice President and
Chief Financial and Administrative Officer
WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
http://www.wesco.com
PITTSBURGH, July 19 /PRNewswire-FirstCall/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical MRO products, construction materials and advanced integrated supply procurement outsourcing services, announced today its second quarter 2007 financial results.
Consolidated net sales for the second quarter of 2007 were $1,518 million compared to $1,336 million in 2006, an increase of 13.6%. Sales from the acquisition completed in the third quarter of 2006 were approximately $181 million. Core sales, excluding the acquisition results, matched last year’s second quarter. Gross margin for the current quarter and the 2006 comparable quarter was 20.3%. Operating income for the current quarter totaled $99.6 million versus $94.7 million in last year’s second quarter. Depreciation and amortization included in operating income was $9.2 million for 2007 compared to $6.3 million in 2006. Net income for this quarter was $57.1 million versus $55.2 million in the comparable 2006 quarter. Diluted earnings per share for the quarter were $1.17 per share versus $1.05 per share in 2006.
Mr. Stephen A. Van Oss, Senior Vice President and Chief Financial and Administrative Officer stated, “We achieved record sales and earnings per share in the second quarter and generated significant free cash flow. Our strong cash generation and liquidity facilitated the continuation of long-term shareholder value improvements through our acquisition and share repurchase programs. At the end of June, we closed on the acquisition of Cascade Controls Corporation. Cascade has annual sales of $11 million and is a well established automation and controls distributor in the Northwest region of the U.S. Cascade provides WESCO with additional capabilities to serve our growing customer base of original equipment manufacturers. During the quarter, we repurchased approximately 2.2 million shares of WESCO stock. Shares repurchased since the announcement of the program in February 2007 total 5.2 million shares and represent an expenditure of $335 million under our $400 million authorization.”
Mr. Van Oss continued, “End market activity was slower than expected during the quarter resulting in core sales being essentially equal to last year’s second quarter. The shortfall in core sales growth resulted primarily from an unanticipated decline in utility expenditures for distribution materials and, as experienced in the first quarter of 2007, lower commercial construction activity. We are investing in multiple programs to increase organic top line revenues and achieve our long-term target of 8% operating profit margin. Our business model is sound and we believe market conditions will be favorable in the second half of 2007.”

Consolidated net sales for the six months ended June 30, 2007 were $2,969 million versus $2,602 million in last year’s comparable period, a 14.1% increase. Sales during the first six months from last year’s acquisition totaled $341 million. Gross margin in the current six-month period was 20.5% versus 20.1% last year and operating income totaled $182.1 million versus $171.7 million last year. Depreciation and amortization included in operating income was $18.1 million versus $12.6 million last year. Net income for the 2007 year-to-date period was $105.2 million versus $99.6 million last year. Diluted earnings per share were $2.09 per share in 2007 versus $1.91 per share in 2006.
Mr. Roy W. Haley, Chairman and Chief Executive Officer, commented, “Despite some shortfall in achieving our growth targets, customer relationships are strong and business development activity is at an all time high. We have experienced significant price pressure in some product categories and markets, but we are not inclined to relax pricing discipline and trade-off profitability for volume. Instead, we are adding emphasis to our marketing and service capabilities and organizational development and training activities. I am confident in our long-term opportunities for above average organic growth.”
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Teleconference
WESCO will conduct a teleconference to discuss the second quarter earnings as described in this News Release on Thursday, July 19, 2007, at 11:00 a.m. E.D.T. The conference call will be broadcast live over the Internet and can be accessed from the Company’s home page at http://www.wesco.com. The conference call will be archived on our Internet site for seven days.
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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2006 annual sales were approximately $5.3 billion. The Company employs approximately 7,000 people, maintains relationships with over 29,000 suppliers, and serves more than 110,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and approximately 400 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as well as the Company’s other reports filed with the Securities and Exchange Commission.

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months		Three Months
	Ended		Ended
	June 30, 2007		June 30, 2006
Net sales	$1,518.1		$1,336.0
Cost of goods sold (excluding depreciation and amortization below)	1,210.0		1,065.4

Gross profit	308.1	20.3%	270.6	20.3%
Selling, general and administrative expenses	199.3	13.1%	169.6	12.7%
Depreciation and amortization	9.2		6.3

Income from operations	99.6	6.6%	94.7	7.1%
Interest expense, net	16.8		5.6
Other expenses	—		6.2

Income before income taxes	82.8	5.5%	82.9	6.2%
Provision for income taxes	25.7		27.7

Net income	57.1	3.8%	55.2	4.1%

Diluted earnings per common share	$1.17		$1.05
Weighted average shares outstanding (in millions)	48.7		52.7

	Six Months		Six Months
	Ended		Ended
	June 30, 2007		June 30, 2006
Net sales	$2,968.7		$2,601.5
Cost of goods sold (excluding depreciation and amortization below)	2,361.6		2,077.8

Gross profit	607.1	20.5%	523.7	20.1%
Selling, general and administrative expenses	406.9	13.7%	339.4	13.1%
Depreciation and amortization	18.1		12.6

Income from operations	182.1	6.1%	171.7	6.6%
Interest expense, net	29.0		12.0
Other expenses	—		11.4

Income before income taxes	153.1	5.2%	148.3	5.7%
Provision for income taxes	47.9		48.7

Net income	105.2	3.5%	99.6	3.8%

Diluted earnings per common share	$2.09		$1.91

Weighted average shares outstanding (in millions)	50.4		52.1
Note: As previously reported on March 1, 2007, in WESCO’s Annual Report on Form 10-K, WESCO amended and restated its accounts receivable securitization facility as of December 29, 2006. Prior to the amendment and restatement, interest expense and other costs related to the Receivables Facility were recorded as other expense in the consolidated statement of income. As of June 30, 2007, costs associated with the Receivables Facility totaled $13.1 million and are included within interest expense in the consolidated statement of income.

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	June 30,	December 31,
	2007	2006
Assets
Current Assets
Cash and cash equivalents	$65.0	$73.4
Trade accounts receivable (See Note)	892.2	830.0
Inventories, net	634.8	613.6
Other current assets	78.4	101.1
Total current assets	1,670.4	1,618.1
Other assets	1,170.4	1,205.9
Total assets	$2,840.8	$2,824.0

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$664.6	$590.3
Other current liabilities	629.5	563.4
Total current liabilities	1,294.1	1,153.7

Long-term debt (See Note)	838.4	743.9
Other noncurrent liabilities	151.8	163.2
Total liabilities	2,284.3	2,060.8

Stockholders’ Equity
Total stockholders’ equity	556.5	763.2

Total liabilities and stockholders’ equity	$2,840.8	$2,824.0
Note: As previously noted, WESCO amended and restated its accounts receivable securitization facility as of December 29, 2006. Historically, accounts receivable sold under the facility were removed from the consolidated balance sheet and accounted for as an off-balance sheet arrangement. Effective with the amendment, sales of accounts receivable pursuant to the facility no longer qualify for “sale treatment” under GAAP. Therefore, the consolidated balance sheets as of June 30, 2007 and December 31, 2006 reflect $491.0 million and $390.5 million of additional accounts receivable and related borrowings.